                                                                    EXHIBIT 4.59


        DEFINITIVE AGREEMENT FOR ISSUANCE AND SALE OF STOCK AND WARRANTS


This Definitive Agreement for the Issuance and Sale of Stock and Warrants (Agreement) is made as of this 29th day of September, 2000, by and between The RiceX Company, Inc., a Delaware corporation (RiceX), and Intermark Partners, LLC an Indiana limited liability corporation (Intermark).


WITNESSETH:


WHEREAS, RiceX desires to obtain additional funds to enable it to promote, develop and expand its rice bran stabilization business;


WHEREAS, Intermark is prepared to furnish and supply funds to RiceX by subscribing for and purchasing shares of common stock and warrants of this company;


WHEREAS, RiceX presently holds authorized capital stock together with certain company stock warrants that it is willing to issue to obtain funds;


WHEREAS, Intermark is willing to purchase such RiceX capital stock and warrants under the terms and conditions set forth in this Agreement.


NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, agreements, undertakings, representations, and warranties contained herein, the parties hereto agree as follows:


1. SALE AND PURCHASE OF RICEX SHARES.


(a) CONVERSION. RiceX shall issue and sell and Intermark shall purchase certain RiceX common stock (Stock) and warrants (Warrants), which Stock and Warrants are more fully described on Exhibit A attached hereto (which Stock and Warrants are hereinafter referred collectively to as Shares) by converting its existing Two Million Five Hundred Thousand Dollar ($2,500,000.00 USD) Promissory Note with RiceX (Note) on the terms and conditions hereinafter set forth.

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(b) COMMITMENT TO INVEST. Intermark shall purchase and RiceX shall issue certain
RiceX Stock and Warrants, which Stock and Warrants are more fully described on Exhibit B attached hereto, provided that RiceX GAAP basis sales reach an annualized equivalent of Seven Million Five Hundred Thousand Dollars ($7,500,000.00 USD) for two consecutive calendar months between July 1, 2000 and December 1, 2000. If RiceX sales do not reach such an annualized equivalent, Intermark shall have the option to purchase the RiceX Stock and Warrants more fully described on Exhibit B on the terms and conditions hereinafter set forth.

2. PURCHASE PRICE.

The purchase price for the Shares shall be the sum of $.70 per Share for a total purchase price of Five Million Dollars ($5,000,000.00 USD), not including the exercise price of the Warrants. The purchase price shall be payable in the form of Intermark converting its existing Two Million Five Hundred Thousand Dollar ($2,500,000.00 USD) Note in exchange for the Shares. The remaining Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) shall be payable in immediately available same day funds. Stock and Warrants shall be issued by RiceX and delivered pursuant to the schedule described on Exhibit C attached hereto.


3. CLOSING AND CLOSING DATE.

The Closing of the transaction contemplated under this Agreement (the Closing) shall be held no later than 1:00 p.m. September 29, 2000, at the office of the RiceX Company, 1241 Hawks Flight Court, El Dorado Hills, California, or at such other date, time and place as the parties may mutually agree upon in writing (the Closing Date).

(a) CONVERSION. At or as soon as possible after the Closing, RiceX shall deliver the following to Intermark:

     (i) Newly issued certificates representing the Stock, together with all applicable Warrants described in Exhibit A; and

     (ii) At the Closing Intermark shall deliver to RiceX the original of the $2,500,000.00 USD Note marked paid in full.

(b) ADDITIONAL INVESTMENT. If the RiceX GAAP basis sales reach an annualized equivalent of Seven Million Five Hundred Thousand Dollars ($7,500,000.00 USD) for two consecutive calendar months between July 1, 2000 and December 1, 2000, or if Intermark exercises its option to purchase additional RiceX shares pursuant to the terms and conditions set forth herein, then on or before December 22, 2000, Intermark shall deliver to RiceX immediately available funds in the form of a certified or bank check or wire transfer in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) in exchange for newly issued certificates, together with all applicable Warrants described in Exhibit B.

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4. REPRESENTATIONS AND WARRANTIES OF RICEX AS TO THE COMPANY AND THE SHARES.

RiceX hereby represents and warrants to Intermark that:

(a) ORGANIZATION. RiceX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to sell and issue the Shares and carry its business as now being conducted. RiceX presently owns a wholly owned subsidiary called Food Extrusion Montana, Inc. (FoodEx) which is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana (hereinafter RiceX and FoodEx will be referred to jointly as RiceX). FoodEx has the corporate power and authority to own and lease its properties and assets and to carry on its business as is now being conducted and is duly qualified to do business in each jurisdiction where it owns or leases real estate or conducts business and is required to be so qualified. RiceX has delivered to Intermark true and correct copies of its Articles of Incorporation and By-Laws.

(b) OWNERSHIP OF SHARES. RiceX is, and at the Closing will be, the record, lawful and beneficial owner and holder of Shares, free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders agreements, equities, charges, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and RiceX has full right, power and authority to sell and deliver the Shares to Intermark in accordance with this Agreement. When the Shares are delivered to Intermark, Intermark will have valid title thereto, free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders agreements, equities, charges, conditional sale and title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever.

(c) FURTHER ASSURANCES. RiceX will at the request of Intermark execute and deliver to Intermark all such further assignments, endorsements and other documents as Intermark may reasonably request in connection with the delivery of the Shares.

(d) AUTHORIZATION. The execution, delivery and performance of this Agreement, compliance with the provisions hereof by RiceX, and consummation of the transactions contemplated herein have been duly authorized and approved by the RiceX Board of Directors.

(e) CAPITALIZATION. Authorized capital stock of RiceX consists of ten million (10,000,000) preferred shares at par value $.001 per share with no shares issued and outstanding; thirty-five million, two hundred seven, nine hundred twenty one (35,207,921) common shares are issued and outstanding. The outstanding common shares of RiceX have been duly authorized, validly issued and are fully paid and nonassessable. There are also fifteen million, fifty nine thousand, six hundred fifty three (15,059,653) warrants outstanding at the time of Closing to certain individuals and entities for exercise prices more fully described on Exhibit D attached hereto.

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(f) FINANCIAL STATEMENTS. RiceX has delivered to Intermark audited consolidated balance sheets of RiceX as of December 31, 1999. RiceX has also delivered to Intermark December 31, 1998 and December 31, 1999 Statements of Operations, Shareholders Equity, and Cash Flow Positions for the years ended on each of those dates accompanied by the related opinions of RiceX s accountant. All such financial statements together with the notes thereto present fairly the financial condition of RiceX as of the respective dates indicated and its results of operations and the changes in its shareholders equity and financial position for the respective periods indicated in accordance with generally accepted accounting principles applied, except as set forth in such financial statements or the notes thereto.

The following unaudited financial statements of RiceX have also been supplied by RiceX to Intermark: (i) Consolidated Balance Sheet of RiceX as of June 30, 2000, and (ii) a Consolidated Income Statement as of June 30, 2000. Such financial statements are correct and complete and fairly present the financial condition of RiceX as at such date and the results of RiceX's operations for the period indicated in said financial statements.

(g) LEASED REAL PROPERTY. RiceX leases commercial office space and other facilities located at 1241 Hawk's Flight Court, El Dorado Hills, California from the Roebbelen Land Company. The term of the lease expires September 30, 2006. A portion of the leased premises are subleased to NutraStar Incorporated.

(h) REAL PROPERTY. FoodEx owns certain real property on which it conducts business in Dillon, Montana. A true and correct copy of the deed evidencing such ownership has been delivered by RiceX to Intermark. The real property is owned in fee simple and is free of all mortgages, liens, charges, encumbrances and restrictions of any nature whatsoever, except for a first mortgage pledged to Intermark.

(i) EQUIPMENT. RiceX owns good and marketable title to all other assets and properties reflected in the June 30, 2000 Interim Balance Sheet or purchased by it thereafter. Such assets and properties are owned free of all mortgages, liens, charges, encumbrances and restriction of any nature whatsoever, except for a security interest held by FoodCeuticals, LLC in the equipment and other assets owned by RiceX in California, and the Intermark security interest in FoodEx assets in Montana.

(j) TENANCIES. Except for the sublease to NutraStar Incorporated, there are no leases or tenancies for any part of the real property, nor does any third party have any rights to the purchase, use or possess all or any part of the real property as of the Closing.

(k) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically set forth herein or on an Exhibit to this Agreement, since November 12, 1999:


       (i) RiceX has not issued or sold any of its stock, notes, bonds or other securities or any options or warrants to purchase the same or entered into any agreement with respect thereto except for: (a) the 7,167,479 shares issued to Monsanto on December 1, 1999; (b) the 1,600,000 shares and 1,000,000 warrants issued to JDK & Associates, Inc. on

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November 1, 1999; (c) the 100,000 shares issued to CalPac for an equipment purchase; (d) the 32,000 Shares issued in June, 2000, to Dr. DeBruin for services rendered in connection with a mini clinical testing of cholesterol levels, a report of which is to follow; (e) 14,134 Shares issued as a commission to Gary Morris and "Way-To-Go" in April, 2000, for Stock and Warrants sold pursuant to the May 27, 1999 confidential term sheet; (f) 2,273,113 Shares and an equal amount of Warrants issued through RiceX's May 27, 1999 confidential term sheet; and (g) 2,000,000 option Shares committed to Daniel McPeak, Sr. as part of his agreement ratified by the Board of Directors on June 30, 2000;

      (ii) RiceX has not amended its Articles of Incorporation or By Laws;

     (iii) RiceX has not made any capital expenditure or commitment for any property, plant or equipment in excess of Ten Thousand ($10,000.00) Dollars in the aggregate, except for the purchase in November of a vehicle for the use of Intermark; equipment purchased in May, 2000 from CalPac valued at $68,000.00 in exchange for 100,000 Shares of stock; and a purchase for $63,000 of new boilers at the Dillon, MT plant;

     (iv) RiceX has not incurred any damage, destruction or similar loss, whether or not covered by insurance, in an aggregate amount exceeding Ten Thousand ($10,000.00) Dollars;

      (v) To its best knowledge, RiceX has not suffered any loss, or any prospective loss of any material customer or substantial portion of the business of any customer or altered any contractual arrangement with any customer that in each case accounted for more than Ten Thousand ($10,000.00) Dollars of RiceX's revenues in the fiscal year ended December 31, 1999, except for writing off as uncollectible a receivable account from Lipmann Associates in the amount of $158,000;

     (vi) There have been no material adverse changes in the business, operations, earnings, assets or financial condition of RiceX, and to the best of its knowledge, no event has occurred which would materially adversely affect the business, operations, earnings, assets or financial condition of RiceX;

    (vii) RiceX has not redeemed, repurchased or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement to do so except as stated above;

   (viii) RiceX has not made any sale of accounts receivable or any accrual of liabilities not in the ordinary course of business;

     (ix) RiceX has not disposed of any properties or assets having a value greater than Ten Thousand ($10,000.00) Dollars for any single, in the whole or in the aggregate, except in the ordinary course of business or as otherwise agreed by Intermark;

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      (x) RiceX has not disposed of any inventories otherwise than in the ordinary course of business;

     (xi) There has not been any increase in the rate of compensation payable or to become payable to RiceX s officers or employees or any increase in the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan of said officers or employees, except for salary increases per annum as follows: Steve Holloman, $4,000, effective January 1, 2000; Ryan Minges, $2,000, effective January 1, 2000; Char Lynch, $5,000, effective June 26, 2000; Daniel McPeak, Sr., $100,000, effective April 1, 2000; and Terry Miller, $5,000, effective July 1, 2000;

     (xii) RiceX has not adopted or amended any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees except that, on January 1, 2000, all California employees were included under the 401(k) plan in place for all Montana employees, under terms of which RiceX pays into each employee's account the amount of 3% of each employee's compensation; and

    (xiii) There has been no material change in any accounting principle, procedure or practice followed by RiceX or in the method of applying such principle, procedure or practice. On September 17, 1999, RiceX changed its outside auditor from Price Waterhouse Coopers to Grant Thornton, LLP, and on January 1, 2000, RiceX changed its outside auditor from Grant Thornton, LLP to Moss Adams, LLP.

(l) ABSENCE OF UNDISCLOSED LIABILITIES. As of the date of this Agreement, RiceX does not have any indebtedness or liability, accrued, contingent or otherwise whether due to or to become due, except as set forth on the June 30, 2000 Interim Consolidated Balance Sheet or the notes thereto.

(m) CONTRACTS. Except as set forth in Exhibit E attached hereto or as specifically reflected on, or reserved against on the June 30, 2000, Balance Sheet or the footnotes thereof and except as otherwise set forth specifically herein or in any Exhibit to this Agreement, RiceX is not a party to, nor is it bound by, nor are any of its properties subject to any written or oral agreement. Furthermore, RiceX is not in default and no event has occurred which with notice or lapse of time or both would become a default under any contract, agreement or instrument which default could have a material adverse effect upon the business, operations, earnings or financial condition of RiceX.

(n) NONCONTRAVENTION. The execution and delivery of this Agreement does not and the consummation of any of the transactions contemplated hereby will not violate any provision of RiceX's Articles of Incorporation or By Laws.


(o) INTELLECTUAL PROPERTY. A complete list of RiceX Intellectual Property is attached as Exhibit F. With respect to all trademarks, patents and patent applications owned by RiceX at Closing:

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      (i) RiceX has all right, title and interest in all inventions, trade secrets and proprietary information and has all other intellectual property rights necessary for the non-infringing manufacture, use and sale of all the stabilized rice bran products, components of products and services which it uses or sells in its business as currently conducted. Said right, title, and interest are pledged as collateral to the note to FoodCeuticals, LLC, dated December 31, 1998, and shall become free and clear of all liens immediately upon loan repayment to FoodCeuticals and release of the underlying security interest.

     (ii) RiceX has all right, title and interest in all trademarks and trade names necessary for the non-infringing use of all trademarks and trade names which it uses in its business as currently conducted. Said right, title, and interest are pledged as collateral to the note to FoodCeuticals, LLC, dated December 31, 1998, and shall become free and clear of all liens immediately upon loan repayment to FoodCeuticals and release of the underlying security interest.

    (iii) Except for the March 17, 1999 infringement allegation made by AC Humko, and a voluntary settlement dated July 1, 1999 with Riceland Foods, Inc. involving the use of the trade name Ricelin, to the best of its knowledge, RiceX has not, whether directly, contributorily or by inducement within a time period as to which liability of RiceX is not barred by statute or the equitable doctrine of latches, infringed any patent, trademark or copyright or misappropriated any intellectual property of another or received from another any notice, charge, claim or other assertion in respect thereto or has any knowledge thereof.

     (iv) RiceX has not within any time period as to which liability of another person is not barred by statute or the equitable doctrine of latches, sent or otherwise communicated to such other person any notice, charge, claim or other assertion of, or present, pending or threatened, patent or trademark infringement by such other person or misappropriation of any intellectual property of RiceX by such other person.

(p) COMPLIANCE WITH APPLICABLE LAW. To the best of its knowledge, RiceX, in the conduct of its business, is in compliance with all material federal, state or local laws, statutes, ordinances, regulations and permits, the failure to comply with which could materially adversely affect the business, operations, earnings or financial condition of RiceX, or which could subject any officer or director thereof to civil or criminal penalties.

(q) LITIGATION. Except as disclosed in Exhibit G attached hereto, there is no action, suit, proceeding or investigation pending or, to the best of RiceX's knowledge, threatened, against RiceX which would be likely to have a material adverse effect on the business, operations, earnings or financial condition of RiceX. RiceX is not in default in respect of any material judgment, order, writ, injunction or decree of any court or any federal, state, local or other government department, commission, board, bureau, agency or instrumentality which would be likely to have a material adverse effect on the business, operations, earnings or financial condition of RiceX.

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(r) ACCURACY OF INFORMATION FURNISHED. To the best of its knowledge, no statement by RiceX in this Agreement or in any Exhibit attached hereto and no statement contained in any certificate or other instrument or document furnished or to be furnished by or on behalf of RiceX, to Intermark pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a fact or omits or will omit to state any fact which is necessary to make the statements contained herein or therein not misleading.


(s) PAYMENT OF FOODCEUTICALS, LLC, NOTE. Upon the additional investment by Intermark on or before December 22, 2000, RiceX represents that these funds shall be used to pay in full the current outstanding Note due and owing to FoodCeuticals, LLC, dated December 31, 1998. RiceX also represents that it shall accept the resignations of Joe Bellantoni and Milt Koffman from the RiceX Board of Directors, effective after the payment of said Note.


5. CONDITIONS PRECEDENT TO INTERMARK'S OBLIGATIONS TO CLOSE.

The following shall be, at Intermark's sole option, conditions precedent to the obligations of Intermark to Close and execute this Agreement and pay the purchase price for the Shares:

(a) BOARD OF DIRECTORS APPROVAL. This Agreement shall have been presented to each of the Board of Directors of RiceX, and shall have been voted upon in writing by each of the same. To this end, at the Closing, RiceX shall furnish Intermark with certified copies of Resolutions duly adopted by the Board of Directors of RiceX approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable RiceX to comply with the terms of this Agreement.

(b) OPINION OF RICEX'S COUNSEL. At the Closing, RiceX shall furnish Intermark with an opinion dated the Closing Date from legal counsel for RiceX, in form and substance satisfactory to Intermark and its counsel to the effect that:

     (i) RiceX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to enter into and carry out this Agreement, and to own all of its properties and assets and carry on its business as it is then being conducted in the States of California and Montana.

    (ii) RiceX has taken all required corporate action to approve this Agreement, which is the legal, valid and binding obligation of RiceX and enforceable against RiceX in accordance with its terms. The execution delivery, and performance hereof by RiceX and consummation of the transactions contemplated herein have been duly authorized and approved by RiceX's Board of Directors.

   (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provisions of the Articles of Incorporation or By-Laws of RiceX, or any amendment thereto, and do not violate any

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provision of any obligation material to RiceX under any mortgage, indenture, lien, lease, agreement, or other loan document; and

  (iv) There are no judgments outstanding against RiceX nor is there now pending any litigation or governmental proceedings by or against RiceX nor is RiceX is
(a) in default with respect to any order, writ, injunction, decree of any court or (b) is in default in any law, order or regulation of any governmental agency or instrumentality, a default under which would adversely effect the business, operations, earnings, assets or financial condition of either or the ability of RiceX to perform its obligations under this Agreement.

(c) APPOINTMENTS. RiceX shall deliver to Intermark at Closing certified copies of RiceX Board of Director Resolutions appointing a single representative from Intermark to the RiceX Board of Directors. RiceX shall also deliver to Intermark at Closing certified copies of RiceX Board of Director Resolutions appointing a second representative from Intermark to the RiceX Board of Directors provided that an additional Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) is invested by Intermark in RiceX on or before December 22, 2000.

(d) PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. At the closing, Daniel L. McPeak, Sr., Daniel L. McPeak, Jr., Todd C. Crow and Ike Lynch, as Members of the Executive Management Team as defined herein, shall execute and deliver to RiceX a proprietary information and inventions agreement in form reasonably satisfactory to Intermark.

6. REPRESENTATIONS AND WARRANTIES OF INTERMARK TO RICEX.

Intermark hereby represents and warrants to RiceX as follows:

(a) ORGANIZATION. Intermark is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, and has the power and authority to acquire the Shares, to own or lease its properties and assets, and to carry on its business as now being conducted.

(b) AUTHORIZATION. The execution, delivery and performance of this Agreement, compliance with the provisions hereof by Intermark and the consummation of the transactions contemplated hereby have been duly authorized and approved by Intermark's members. Intermark has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by, and is a valid and binding obligation of Intermark.

(c) NONCONTRAVENTION. The execution and delivery of this Agreement do not and the consummation of any of the transactions contemplated hereby will not violate any provisions of Intermark's Operating Agreement;

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(d) LITIGATION. There is no action, suit, proceeding or investigation pending or, to the best knowledge of Intermark, threatened, that contests or attacks this Agreement or Intermark s ability to perform its obligations hereunder.

(e) DUE DILIGENCE. Since November 1999, Intermark has conducted its own due diligence with respect to RiceX, and RiceX has provided Intermark with all information requested by Intermark in connection with its decision to purchase the Shares. Intermark acknowledges that it is a sophisticated investor and is familiar with investments in companies such as RiceX. Intermark further acknowledges that it is making an investment in RiceX based upon its own due diligence and independent judgment and has not relied on any representations or warranties of RiceX, other than as expressly set forth herein.

(f) ACCURACY OF INFORMATION FURNISHED. No statement by Intermark contained in this Agreement or in any exhibit, certificate or other instrument or document furnished or to be furnished by or on behalf of Intermark to RiceX pursuant hereto or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein not misleading.

7. CONDITIONS PRECEDENT TO RICEX'S OBLIGATIONS TO CLOSE.

The following shall be, at RiceX's sole option, conditions precedent to the obligations of RiceX to Close and execute this Agreement and deliver the Shares and Warrants to Intermark:

(a) MEMBERS APPROVAL. This Agreement shall have been presented to the Members of Intermark, and shall have been voted upon in writing by the same. To this end, at the Closing, Intermark shall furnish RiceX with certified copies of Resolutions duly adopted by the Members of Intermark approving the execution and delivery of this Agreement and all other necessary or proper company action to enable Intermark to comply with the terms of this Agreement.

(b) OPINION OF INTERMARK'S COUNSEL. At the Closing, Intermark shall furnish RiceX with an opinion dated the Closing Date from legal counsel for Intermark, in form and substance satisfactory to RiceX and its counsel to the effect that:

      (i) Intermark is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and has the power to enter into and carry out this Agreement.

     (ii) Intermark has taken all required action to approve this Agreement, which is the legal, valid and binding obligation of Intermark, enforceable against Intermark in accordance with its terms. The execution delivery, and performance hereof by Intermark and consummation of the transactions contemplated herein have been duly authorized and approved by Intermark's Members.

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     (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provisions of the Articles of Organization of Intermark, or any amendment thereto, and do not violate any provision of any obligation material to Intermark under any mortgage, indenture, lien, lease, agreement, or other loan document.

(c) PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. At the Closing, Intermark, Intermark Partners Strategic Management, LLC ("IPSM") and GBV Intermark Fund, LLC shall execute and deliver to RiceX a Proprietary Information and Inventions Agreement in form reasonably satisfactory to RiceX.

8. REGISTRATION RIGHTS.

As additional consideration for the purchase of the Shares by Intermark, RiceX desires to grant Intermark the following registration rights with respect to the
Shares:

(a) PIGGYBACK REGISTRATION. If, at any time after the delivery of, and payment for, the Shares under this Agreement, RiceX shall file a registration statement (other than a Form S-8 or other registration statement form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities (as hereinafter defined) with the Securities and Exchange Commission (the Commission) while any Registrable Securities are outstanding, RiceX shall give Intermark at least 30 days prior written notice of the filing of such registration statement. If requested by Intermark in writing within 20 days after receipt of any such notice, RiceX shall, at the RiceX's sole expense begin registration of all of the Registrable Securities concurrently with the registration of such other securities, all to the extent required to permit the public offering and sale of the Registrable Securities through the facilities of all appropriate securities exchanges, if any, on which RiceX's Common Stock is being sold or on the over-the-counter market, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable. Registrable Securities shall mean the Shares and Warrants acquired by Intermark under this Agreement which have not been previously sold pursuant to a registration statement or Rule 144 promulgated under the Securities Act.

(b) DEMAND REGISTRATION. If, at any time after the delivery of, and payment for the Shares and Warrants under this Agreement, RiceX shall receive a written request from Intermark to register the sale of its outstanding Shares and Warrants, then RiceX shall, as promptly as practicable, at RiceX's sole cost and expense, prepare and file with the Commission a registration statement sufficient to permit the public offering and sale of the Registrable Securities through the facilities of all appropriate securities exchanges, if any, on which RiceX's Common Stock is being sold or on the over-the-counter market, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable.

(c) BEST EFFORTS. In the event of a registration pursuant to the provisions of this section 8, RiceX shall use its best efforts to cause the Registrable Securities so registered to be

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registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request; provided, however, that RiceX shall not be required to qualify to do business in any state by reason of this Section 8(c) in which it is not otherwise required to qualify to do business.

(d) REGISTRATION STATEMENT AND PROSPECTUS. In the event of a registration pursuant to the provisions of this section 8, RiceX shall furnish to Intermark such number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and such other documents, as Intermark may reasonably request to facilitate the disposition of the Registrable Securities included in such registration.

(e) OPINION OF COUNSEL. In the event of a registration pursuant to the provisions of this section 8, RiceX shall furnish Intermark with an opinion of its counsel, in form and substance satisfactory to Intermark and it Counsel to the effect that:

       (i) The registration statement has become effective under the Securities Act and no order suspending the effectiveness of the registration statement, preventing or suspending the use of the registration statement, any preliminary prospectus, any final prospectus, or any amendment or supplement thereto has been issued, nor has the Commission or any securities or blue sky authority of any jurisdiction instituted or threatened to institute any proceedingswith respect to such an order;

      (ii) The registration statement and each prospectus forming a part thereof (including each preliminary prospectus), and any amendment or supplement thereto, comply as to form with the Securities Act and the rules and regulations thereunder; and

     (iii) Such counsel has no knowledge of any material misstatement or omission in such registration statement or any prospectus, as amended or supplemented. Such opinion shall also state the jurisdictions in which the Registrable Securities have been registered or qualified for sale pursuant to the provisions of section 8(c).

(g) EFFECTIVE DATE. RiceX shall notify Intermark promptly when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

(h) MATERIAL CHANGES. RiceX shall promptly notify Intermark at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein no misleading in the light of the circumstances then existing, and at the reasonable request of Intermark prepare and furnish to it such number of copies of a supplement to or an amendment of such

                                    12 of 24
prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

9. OBLIGATIONS OF RICEX AND INTERMARK AT OR AFTER THE CLOSING

(a) RESIGNATIONS. Upon repayment of the FoodCeuticals, LLC note dated December 31, 1998, which shall be paid on or before December 31, 2000, RiceX will request and accept the resignations of Joseph Bellantoni and Milt Koffman as Directors.

(b) BOARD OF DIRECTORS. The Bylaws of RiceX state that the number of Directors shall be no greater than eight (8) and no less than five (5). There are presently six (6) RiceX Directors. After Closing, Intermark shall be appointed and fill one (1) additional seat on the RiceX Board of Directors. Intermark shall be given and fill a second seat on the RiceX Board of Directors subject to its additional investment of Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) on or before December 22, 2000.

(c) INDEMNIFICATION BY RICEX. RiceX shall indemnify, defend and hold harmless Intermark, against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys fees, that Intermark shall incur or suffer, which arises from or relates to any fraudulent breach of, or willful failure by RiceX to perform any of its representations, warranties, covenants or agreements in this Agreement or in any Exhibit or other document furnished or to be furnished by RiceX under this Agreement.

(d) CAPITALIZATION. The May 27, 1999 public equity offering will be terminated upon the comple- tion of the second investment of $2,500,000 by Intermark on or before December 22, 2000.

(e) INDEMNIFICATION BY INTERMARK. Intermark shall indemnify, defend and hold harmless RiceX, against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys fees, that RiceX shall incur or suffer, which arises from or relates to any fraudulent breach of, or willful failure by Intermark to perform any of its representations, warranties, covenants or agreements in this Agreement or in any Exhibit or other document furnished or to be furnished by Intermark under this Agreement.

10. FUTURE STRATEGIC MANAGEMENT OF RICEX.

(a) EXECUTIVE MANAGEMENT TEAM. Commencing with Closing, and subsequent thereto, the parties agree that the overall leadership for direction of RiceX shall be vested with a strategic management team (Management Team). This Management
Team shall consist of the following current senior operating officers of RiceX:
Daniel L. McPeak, Sr., Daniel L. McPeak, Jr., Todd C. Crow and Ike Lynch, together with the following senior members of

                                    13 of 24

Intermark: Glenn H. Sullivan, Ph.D. and Alan R. Kimbell. The parties acknowledge that the objective of this shared management approach centers on establishing a focused and coordinated effort for reaching all policy and significant operating level decisions needed to achieve timely fulfillment of the strategic plan for business development and the creation of sustainable shareholder value in RiceX.

(b) POLICY AND OPERATING LEVEL DECISIONS. All policy and significant operating level decisions of the Management Team shall be realized through a super majority consensus defined as a policy consensus majority of five (5) of the six
(6) members of the Management Team to be effectuated. If a consensus majority can not be reached on any matter, such matter shall be referred to RiceX's Board of Directors for decision.

(c) EXTRAORDINARY EXPENDITURES. The Management Team will prepare, within 30 days of Closing of the equity investment by Intermark, an annual budget for submittal to the RiceX Board of Directors for adoption. Any proposed expenditures not included in the budget shall be referred to the Board or a duly authorized committee of the Board for approval or rejection. The parties hereto further agree that all binding contracts, agreements, and commitments for RiceX in excess of Ten Thousand Dollars ($10,000.00 USD), and any expenditures not in the course of RiceX s day-to-day business, shall require dual authorization from members of the Management Team. One such signature shall be from a designated representative of the current senior operating officers of RiceX and a separate signature shall be from a designated representative of Intermark. In the absence of any such representative, a duly signed facsimile authorization may be used. If any such representative is not available, then a separate Board Member may appove.

(d) LONG TERM STRATEGIC BUSINESS PLANS. Intermark, through one of its members and business partner, Intermark Partners Strategic Management (IPSM), will have lead responsibility, in collaboration with the Executive Management Team, for the preparation of and submittal to the Board of Directors, the long term strategic business plans and policy recommendations for taking the RiceX Company forward.

(e) RICEX BOARD OF DIRECTORS PARTICIPATION. The Management Team shall hold monthly Board of Director update meetings via telepehone, and at least two (2) meetings per year in person, for the next twelve (12) months following Closing. The parties hereby acknowledge and agree that in situations where Management Team consensus cannot be reached, the RiceX Board of Directors shall have final decision authority.

11. EMPLOYMENT OF GLENN H. SULLIVAN, PH.D (SULLIVAN). It is the intent of the principal parties, under the terms and conditions of this agreement, that RiceX shall reach an employment agreement, to be approved by the RiceX board of directors, with Sullivan under terms and conditions acceptable to Sullivan no later than 30 calendar days after the date of closing of this agreement, and such agreement shall be documented in writing.

12. ISSUANCE OF WARRANTS TO INTERMARK PARTNERS STRATEGIC MANAGEMENT, LLC (IPSM). It is understood by the principal parties to this agreement that warrants credited to IPSM, as

                                    14 of 24
described in Exhibit H, shall be issued by RiceX within 30 calendar days of the closing of this agreement.

13. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

The representations, warranties, covenants, indemnities, undertakings, agreements, and other statements of RiceX or Intermark contemplated by, set forth in, or made pursuant to this Agreement shall survive for two (2) years after the Closing.

14. MISCELLANEOUS.

(a) NOTICE. Whenever the service or the giving of any document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

If to RiceX: Daniel L. McPeak, Sr.
             Chairman of the Board
             The RiceX Company
             1241 Hawks Flight Court
             El Dorado Hills, CA 95762
             Telephone: (916) 933-3000

If to Intermark: Glenn H. Sullivan, Ph.D.
                 Managing Member
                 Intermark Partners Strategic Management, LLC
                 484 East Carmel Drive, #257
                 Carmel, Indiana 46032
                 (317) 815-3711

or to such other persons or addresses as may be designated in writing by the party who receives such notice.

(b) FURNISHING OF INFORMATION. RiceX covenants that, as long as any Intermark representative sits on RiceX's Board of Directors, the Intermark Board Member(s) or representative(s), upon reasonable notice, may visit and inspect any of the properties and examine any of the books and records of RiceX, and RiceX shall provide monthly financial statements to the Intermark Board Member(s) within thirty (30) days after the end of each month end.

                                    15 of 24

(c) GOVERNING LAW. This Agreement shall be governed by the construed in accordance with the laws of the State of California.

(d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be in original, but all of which shall constitute but one agreement.

(e) SEVERABILITY. In the event any provisions of this Agreement or any part thereof is determined to be invalid or illegal, the validity of any other provision or part thereof shall not be effected adversely and this Agreement shall continue to be binding on the parties hereto as if said invalid or illegal provision or part thereof had not been included herein.

(f) ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by the parties hereto.

(g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h) ARBITRATION. Except with respect to equitable remedies which may be difficult for an arbitrator to enforce, any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by binding arbitration conducted in Los Angeles, California, by an arbitration service mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Nothing contained herein is intended or shall be construed so as to limit the equitable remedies which a party may seek through judicial proceedings.

(i) ATTORNEYS FEES. In the event of the bringing of any action by any party hereto against any other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys fees.

(j) WARRANTS. If it chooses, Intermark shall have the right to notify RiceX through a Letter of Instruction in what other name(s) and/or amount(s) the Warrants it is acquiring hereunder shall be issued, subject to compliance with S.E.C. and state securities rules and regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    16 of 24

THE RICEX COMPANY

a Delaware corporation

(RiceX)





By:____/s/Daniel L. McPeak, Sr._______________

   Daniel L. McPeak, Sr.
   Chairman of the Board and Chief Executive Officer





INTERMARK PARTNERS, LLC

an Indiana limited liability company

(Intermark)


By INTERMARK PARTNERS STRATEGIC MANAGEMENT, LLC, a Member

an Indiana limited liability company




By:____/s/Glenn H. Sullivan_________
   Glenn H. Sullivan, Managing Member


                                    17 of 24

                                    EXHIBIT A

COMMON STOCK (CONVERSION)

         RiceX agrees that it shall issue and Intermark agrees that it shall acquire in consideration for converting its Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) Note into equity the following Shares and Warrants.

         1.       COMMON STOCK.

                  The number of Shares delivered pursuant to the Definitive Agreement is three million five hundred seventy-one thousand four hundred twenty-nine (3,571,429). The certificates representing the Shares pursuant to this section shall be delivered as follows: 1,785,715 to GBV Intermark Fund, LLC, and 1,785,714 to Gilbert I McCord, Sr.; further, the certificates delivered under and pursuant to the Definitive Agreement shall bear a legend in substantially the following form:

                                    "The shares represented by this certificate
                  have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The securities have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the transaction shall not result in a violation of federal or state securities laws."

         2.       Class I Common Stock Warrant.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment I, three million, five hundred seventy-one thousand four hundred twenty-nine (3,571,429) Shares of RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per share. The Warrant issued pursuant to this section shall be delivered as follows: 1,785,715 shares to GBV Intermark Fund, LLC, and 1,785,714 shares to Gilbert I McCord, Sr

         3.       Class II Restricted Common Stock Warrant.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment II, one million seven hundred eighty-five thousand seven hundred fifteen (1,785,715) Shares of restricted RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per share. The Warrant issued pursuant to this section shall be delivered as follows:
892,857 shares to GBV Intermark Fund, LLC, and 892,857 shares to Gilbert I McCord, Sr

                                    18 of 24

         4.       CLASS III RESTRICTED COMMON STOCK WARRANT.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment III, two million six hundred seventy-eight five hundred seventy-two (2,678,572) Shares of restricted RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per share. The Warrant issued pursuant to this section shall be delivered as follows:
1,339,286 shares to GBV Intermark Fund, LLC, and 1,339,286 shares to Gilbert I McCord, Sr.

                                    19 of 24

                                    EXHIBIT B

COMMON STOCK (EQUITY)

         RiceX agrees that it shall issue and Intermark agrees that it if RiceX GAAP basis sales reach an annualized equivalent of $7,500,000 for two (2) consecutive calendar months between July 1, 2000 and November 30, 2000, or at Intermark's option, it shall purchase for Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) the following Shares and Warrants.

         1.       COMMON STOCK.

                  The number of Shares delivered pursuant to the Definitive Agreement is three million five hundred seventy-one thousand four hundred twenty-nine (3,571,429). The certificates representing the Shares pursuant to this section shall be delivered as follows: 1,785,715 to GBV Intermark Fund, LLC, and 1,785,714 to Gilbert I McCord, Sr.; further, the certificates delivered under and pursuant to the Definitive Agreement shall bear a legend in substantially the following form:

                                    "The shares represented by this certificate
                  have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The securities have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for the Corporation that the transaction shall not result in a violation of federal or state securities laws."

         2.       Class I Common Stock Warrant.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment I, three million, five hundred seventy-one thousand four hundred twenty-nine (3,571,429) Shares of RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per share. The Warrant issued pursuant to this section shall be delivered as follows: 1,785,715 shares to GBV Intermark Fund, LLC, and 1,785,714 shares to Gilbert I McCord, Sr.

         3.       Class II Restricted Common Stock Warrant.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment II, one million seven hundred eighty-five thousand seven hundred fifteen (1,785,715) Shares of restricted RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per

                                    20 of 24
share. The Warrant issued pursuant to this section shall be delivered as follows: 892,857 shares to GBV Intermark Fund, LLC, and 892,857 shares to Gilbert I McCord, Sr.


         4.       CLASS III RESTRICTED COMMON STOCK WARRANT.

                  This Warrant gives Intermark the right to purchase, pursuant to the terms and conditions contained in the Warrant attached hereto as Attachment III, two million six hundred seventy-eight five hundred seventy-two (2,678,572) Shares of restricted RiceX Common Stock having a cash or cashless exercise option price of seventy cents ($.70) per share. The Warrant issued pursuant to this section shall be delivered as follows: 1,339,286 shares to GBV Intermark Fund, LLC, and 1,339,286 shares to Gilbert I McCord, Sr.















                                    21 of 24

                                    EXHIBIT C


                                SCHEDULE OF WHEN
                        RICEX COMPANY STOCK AND WARRANTS
                                   SHALL ISSUE



                            I. CLOSING SEPTEMBER 29, 2000 (CONVERSION) At the
Closing, Intermark shall exercise its right to convert into equity its Two Million Five Hundred Thousand Dollar ($2,500,000.00 USD) Note with RiceX. In return, RiceX shall issue and deliver to Intermark (a) 3,571,429 Shares of RiceX common stock, (b) a Warrant to purchase up to 3,571,429 Shares of Class I Shares of Common Stock, (c) a Warrant to purchase up to 1,785,715 shares of Class II Restricted Common Stock, and (d) a Warrant to purchase up to 2,678,572 Shares of Class III Restricted Common Stock. In exchange, Intermark shall deliver to RiceX the original $2,500,000.00 USD Note marked "Paid in Full."

                           II. DECEMBER 22, 2000 (EQUITY). On or before this
date, Intermark shall invest an additional Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) in the RiceX Company, provided that RiceX GAAP basis sales reach an annualized equivalent of Seven Million Five Hundred Thousand Dollars ($7,500,000.00 USD) for two consecutive calendar months between July 1, 2000 and December 1, 2000, or at Intermark's option. If such contingency is reached or if such option is exercised, RiceX shall issua and deliver to Intermark (a) 3,571,429 Shares of RiceX common stock, (b) a Warrant to purchase up to 3,571,429 Shares of Class I Shares of Common Stock,
(c) a Warrant to purchase up to 1,785,715 shares of Class II Restricted Common Stock, and (d) a Warrant to purchase up to 2,678,572 Shares of Class III Restricted Common Stock.

                                    22 of 24

                                    EXHIBIT D

                          OUTSTANDING OPTIONS/WARRANTS



OPTIONS:                                   OPTION AND WARRANT SHARES
                                          COMMITTED AT JUNE 30, 2000
                                          --------------------------
Employees                                                  5,150,000
Outside Directors                                            100,000
                                                         -----------
                                                           5,250,000

WARRANTS:

May 27, 1999 Private Placement                             2,273,113
Consultants/Entities                                       5,108,540
Former Employees                                           1,353,000*
                                                         -----------
                                                           8,734,653


                                                          13,984,653
                                                         ===========





NOTES:
      500,000 warrants with strike price $.75/sh will be canceled by 12/31/00. *1,200,000 warrants with strike price $1.00/sh expires on 12/13/00.

                                    23 of 24

                                    EXHIBIT H

           DESCRIPTION OF INTERMARK PARTNERS STRATEGIC MANAGEMENT, LLC
                       WARRANTS AND SCHEDULE OF WHEN RICEX
                          COMPANY WARRANTS SHALL ISSUE


         I. CLOSING SEPTEMBER 29, 2000. Within 30 days after the Closing,
RiceX shall offer to IPSM the following Warrants: (a) a Warrant to purchase two million six hundred thousand (2,600,000) Shares of Class I Shares of Common Stock, (b) a Warrant to purchase up to one million three hundred thousand (1,300,000) shares of Class II Restricted Common Stock, and (c) a Warrant to purchase up to one million nine hundred fifty thousand (1,950,000) Shares of Class III Restricted Common Stock. Said Warrants shall be in a form identical to the Warrants attached hereto as Attachments VII, VIII and IX, respectively.

         II. DECEMBER 22, 2000. Upon Intermark investing an additional Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) in RiceX Company, RiceX shall offer to IPSM the following additional Warrants: (a) a Warrant to purchase six hundred forty-two thousand eight hundred fifty-seven (642,857) Shares of Class I Restricted Common Stock, (b) a Warrant to purchase up to three hundred twenty-one thousand four hundred twenty-nine (321,429) Shares of Class II Restricted Common Stock, and (c) a Warrant to purchase up to four hundred eighty-two thousand one hundred forty-three (482,143) Shares of Class III Restricted Common Stock. Said Warrants shall be in a form identical to the Warrants attached hereto as Attachments X, XI, and XII, respectively.


                                    24 of 24